EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-87213, No. 333-43042, No. 333-91426, No. 333-109191, No. 333-126649, No. 333-144656) pertaining to the 1999 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan, 1999 Employee Stock Purchase Plan, 2002 CEO Option Plan, and Milestone Equity Incentive Plan of Scientific Learning Corporation of our report dated March xx, 2009 with respect to the financial statements and schedule of Scientific Learning Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
San Francisco, California

March 5, 2009